Exhibit B-4


                                        [Execution Copy; FirstEnergy Solutions
                                                       FirstEnergy Generation]


                                SERVICE AGREEMENT

     This Service Agreement ("Agreement") is entered into as of the 1st day of June, 2003, by and between each of the associate companies listed on the signature page hereto (each a "Client Company"), and FirstEnergy Service Company, an Ohio corporation ("Service Company").

     WHEREAS, Service Company is a direct wholly-owned subsidiary of FirstEnergy Corp., a registered holding company under the Public Utility Holding Company Act of 1935, as amended (the "Act");

     WHEREAS, Service Company has been formed for the purpose of providing administrative, management and other services to FirstEnergy Corp. and its associate companies, including Client Company (together, the "Client Companies"); and

     WHEREAS, Client Company believes that it is in its interest to enter into an arrangement whereby Client Company may agree to purchase such administrative, management and other services from Service Company as Client Company may choose at cost as determined in accordance with this Agreement and Rules 90 and 91 under the Act;

     NOW, THEREFORE, in consideration of the mutual covenants contained herein and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1.  DESCRIPTION OF SERVICES.
    -----------------------

     Service Company agrees to provide certain administrative, management or other services (the "Services") to Client Company similar to those supplied to other Client Companies of Service Company. Such services are and will be provided to Client Company only at the request of Client Company. Exhibit A hereto lists and describes all of the Services that are available from Service Company.

2.  PERSONNEL.
    ---------

     In order to provide the Services, Service Company will employ executive officers, accountants, financial advisers, technical advisers, attorneys and other persons with the necessary qualifications. If necessary, Service Company may also arrange for the services of nonaffiliated experts, consultants and attorneys in connection with the performance of any of the Services provided under this Agreement.

3.  COMPENSATION AND ALLOCATION.
    ---------------------------

     As and to the extent required by law, Service Company provides and will provide such services at fully allocated cost, determined in accordance with Rules 90 and 91 under the Act. Exhibit A hereof contains rules for determining and allocating such costs.

4.  TERMINATION AND MODIFICATION.
    ----------------------------

     Either party to this Agreement may terminate this Agreement by providing 60 days written notice of such termination to the other party. This Agreement is subject to termination or modification at any time to the extent its performance may conflict with the provisions of the Act or with any rule, regulation or order of the Securities and Exchange Commission (the "Commission") adopted before or after the making of this Agreement. This Agreement shall be subject to the approval of any state commission or other state regulatory body whose approval is, by the laws of said state, a legal prerequisite to the execution and delivery or the performance of this Agreement.

5.  SERVICE REQUESTS.
    ----------------

     Client Company and Service Company will prepare a Service Request on or before September 30th of each year listing Services to be provided to Client Company by Service Company and any special arrangements related to the provision of such Services for the coming year, based on Services provided during the preceding year. Client Company and Service Company may supplement the Service Request during the year to reflect any additional or special Services that Client Company wishes to obtain from Service Company, and the arrangements relating thereto.

6.  BILLING AND PAYMENT.
    -------------------

     Unless otherwise set forth in a Service Request, payment for Services provided by Service Company shall be by making remittance of the amount billed or by making appropriate accounting entries on the books of Client Company and Service Company. Billing will be made on a monthly basis, with the bill to be rendered as soon as practicable after the close of the month, and remittance or accounting entries completed within 30 days of billing. Any amount remaining unpaid after 30 days following receipt of the bill shall bear interest thereon from the due date of the bill until payment at a rate equal to the prime rate on the due date.

7.  NOTICE.
    ------

     Where written notice is required by this Agreement, all notices, consents, certificates, or other communications hereunder shall be in writing and shall be deemed given when mailed by United States registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

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

            To Client Company:      c/o President
                                    76 South Main St.
                                    Akron, Ohio 44308
            To Service Company:     c/o Vice President and Controller
                                    76 South Main Street
                                    Akron, Ohio 44308

8.  GOVERNING LAW.
    -------------

     This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio, without regard to its conflict of laws provisions.

9.  MODIFICATION.
   ------------

     No amendment, change or modification to this Agreement shall be valid, unless made in writing and signed by both parties hereto.

10. ENTIRE AGREEMENT.
    ----------------

     This Agreement, together with its exhibits, constitutes the entire understanding and agreement of the parties with respect to its subject matter, and effective upon the execution of this Agreement by the respective parties hereof, any and all prior agreements, understandings or representations with respect to this subject matter are hereby terminated and canceled in their entirety and are of no further force and effect, except to the extent transactions thereunder have taken place prior to such effective date in which case such agreements will govern the terms of such transactions.

11. WAIVER.
    ------

     No waiver by either party hereto of a breach of any provision of this Agreement shall constitute a waiver of any preceding or succeeding breach of the same or any other provision hereof.

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

12. ASSIGNMENT.
    ----------

     This Agreement shall inure to the benefit and shall be binding upon the parties and their respective successors and assigns. No assignment of this Agreement or either party's rights, interests or obligations hereunder may be made without the other party's consent, which shall not be unreasonably withheld, delayed or conditioned.

13. SEVERABILITY.

     If any provision or provisions of this Agreement shall be held by a court of competent jurisdiction to be invalid, illegal, or unenforceable, the validity, legality, and enforceability of the remaining provisions shall in no way be affected or impaired thereby.


     IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of this 1st day of June, 2003.

                                    FirstEnergy Service Company


                                    By:_________________________________
                                          Harvey L. Wagner
                                          Vice President & Controller

                                    Client Companies:
                                    FirstEnergy Solutions Corp.
                                    FirstEnergy Generation Corp.



                                    By: __________________________________
                                          Anthony J. Alexander
                                          President

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